CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated July 1, 2024, and included in this Post-Effective Amendment No. 160 to the Registration Statement (Form N-1A, File No. 333-191495) of Capitol Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 28, 2023, with respect to the financial statements and financial highlights of Alta Quality Growth Fund (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 1, 2024